Filed pursuant to
                                                                  Rule 424(b)(2)
                                                     Registration Nos. 333-32065

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement, dated September 11, 1997
   (To Prospectus Supplement, dated August 27, 1997;
   to Prospectus, dated August 27, 1997)

                              DESCRIPTION OF NOTES

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         LIBOR Senior Notes Due September 16, 2002(the "LIBOR
                        Notes").

Aggregate
Principal Amount:       $50,000,000.00.

Issue Date:             September 16, 1997.

Stated Maturity:        September 16, 2002.

Interest Rate Index:    Three Month LIBOR.

Spread:                 Plus 9.0 basis points.

Initial Interest Rate:  Three month LIBOR plus 0.09%, based on the rate prevailing on the second Market Day Preceding the Issue Date.

Interest Rate:          For each Interest Period, Three Month LIBOR plus 0.09%,
                        as determined on the related LIBOR Interest
                        Determination Date or, in the case of the Initial
                        Interest Rate, the second Market Day preceding the Issue
                        Date.

Interest Commencement:  September 16, 1997.

Interest Payment Dates: Quarterly, on the 16th day of March, June, September
                        and December, commencing December 16, 1997, and at Stated Maturity.


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Interest Period:        Quarterly.

Interest Reset Dates:   The 16th day of March, June, September and December
                        commencing in December 1997.

LIBOR Interest
  Determination Dates:  Pertaining to an Interest Reset Date, the second Market
                        Day preceding such related Interest Reset Date.

Index Maturity:         Three Months.

LIBOR Screen Reference: Telerate Screen Page 3750.

Calculation Dates:      The related LIBOR Interest Determination Date.

Redemption:             The LIBOR Notes are not subject to redemption prior to
                        Stated Maturity.

Sinking Fund:           The LIBOR Notes are not subject to any sinking fund.

Regular Record Dates:   The date that is 15 calendar days prior to the related
                        Interest Payment Date.

Calculation Agent:      Citibank, N.A.

Selling Agents:         JP Morgan Securities   $25,000,000
                        UBS Securities         $25,000,000

Commission:             .044%.

Price to Public:        100%.

CUSIP Number:           17303 LSB 8.